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                    April 25, 2022

       George Sharp
       President and Director
       Stratos Renewables Corp
       3535 Executive Terminal Drive
       Henderson, NV 89052

                                                        Re: Stratos Renewables
Corp
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed April 14,
2022
                                                            File No. 000-53187

       Dear Mr. Sharp:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Ernest Stern, Esq.